News

Release

Evans Bancorp, Inc.  6460 Main Street, Williamsville, NY 14221

FOR IMMEDIATE RELEASE

Evans Bancorp Reports Net Income of $3.6 Million

in Third Quarter 2023

WILLIAMSVILLE, NY, October 26, 2023 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE American: EVBN), a community financial services company serving Western New York since 1920, today reported results of operations for the third quarter ended September 30, 2023.

HIGHLIGHTS

"	Total loan balances of $1.7 billion up 2% in the quarter and 5% year-over-year
"	Net income of $3.6 million reflected continued net interest margin pressure, partially offset by prudent expense management
"	Total non-interest expense declined 9% to $14.4 million over last year’s third quarter
"	Net interest margin of 2.79% declined 31 basis points sequentially, of which 8 basis points was attributable to the reversal of interest income from one non-accrual commercial loan, in the quarter

Net income was $3.6 million, or $0.66 per diluted share, in the third quarter of 2023, compared with $4.9 million, or $0.90 per diluted share, in the second quarter of 2023 and $5.9 million, or $1.06 per diluted share, in last year’s third quarter. The change from the second quarter of 2023 reflected a decrease in net interest income, increased provision for credit losses and higher non-interest expense, partially offset by higher non-interest income.  The change from the prior year’s third quarter was largely due to a reduction in net interest income and lower non-interest income, partially offset by lower non-interest expense and provision for credit losses.  Return on average equity was 9.06% for the third quarter of 2023, compared with 12.25% in the second quarter of 2023 and 14.15% in the third quarter of 2022.

David J. Nasca, President and CEO of Evans Bancorp, Inc., said, “Third quarter results were solid from a growth and operating performance standpoint and position the Company strongly in a challenging business environment.  The net interest margin continued to be pressured by rate headwinds, especially related to funding costs, as anticipated.  The margin was also impacted by a reversal of interest income from one large, longtime credit client.  Absent that reduction, our margin was in line with expectations.  Deposits and liquidity are stable.  In addition, our associates have performed well in lending and business development despite market dynamics, making inroads with new clients and cementing existing relationships, as evidenced by our 8% annualized loan growth in the quarter.  We continue to take proactive steps to manage costs and expenditures by focusing on operating efficiency and providing exceptional experience to our valued clients.”

Evans Bancorp Reports Net Income of $3.6 Million in Third Quarter 2023

October  26, 2023

Net Interest Income
($ in thousands)

	3Q 2023	2Q 2023	3Q 2022

Interest income	$24,292	$23,988	$20,487
Interest expense	10,036	8,307	1,299
Net interest income	14,256	15,681	19,188
Provision for credit losses	506	(116)	1,328
Net interest income after provision	$13,750	$15,797	$17,860

Net interest income of $14.3 million was down $1.4 million, or 9%, from the second quarter and $4.9 million, or 26%, from last year’s third quarter as a result of higher interest expense related to the increased cost of interest-bearing liabilities produced by competitive pricing on deposits.

Third quarter net interest margin of 2.79% declined 31 basis points over the trailing second quarter and 93 basis points from the prior-year period.  Impacting net interest margin by 8 basis points was the reversal of approximately $0.4 million of interest income primarily resulting from one large commercial loan that was put on non-accrual status during the quarter.  The yield on loans remained flat compared with the second quarter but improved 78 basis points year-over-year. The cost of interest-bearing liabilities was 2.59% compared with 2.18% in the second quarter of 2023 and 0.36% in the third quarter of 2022.

The $0.5 million provision for credit losses in the current quarter was largely due to loan growth.

Asset Quality
($ in thousands)

	3Q 2023	2Q 2023	3Q 2022

Total non-performing loans	$27,311	$27,789	$25,961
Total net loan charge-offs (recoveries)	35	35	1,518
Non-performing loans / Total loans	1.60%	1.66%	1.60%
Net loan charge-offs / Average loans	0.01%	0.01%	0.38%
Allowance for loan losses / Total loans	1.28%	1.28%	1.15%

“Our balance sheet remains strong as spot deposit levels were up slightly in the quarter, and while there are product shifts still occurring, we are broadly seeing more stabilization,” commented John Connerton, Chief Financial Officer of Evans Bank.  “Our loan pipeline continues to be solid at $67 million, and is centered on high quality credits, which is reflected in our credit performance as we continue to navigate the current market by adhering to our prudent underwriting standards.”

Evans Bancorp Reports Net Income of $3.6 Million in Third Quarter 2023

October  26, 2023

Non-Interest Income
($ in thousands)
	3Q 2023	2Q 2023	3Q 2022

Deposit service charges	$665	$645	$782
Insurance service and fee revenue	3,498	2,720	3,383
Bank-owned life insurance	239	238	161
Interchange fee income	516	528	532
Other income	638	570	909
Total non-interest income	$5,556	$4,701	$5,767

Total non-interest income increased $0.9 million, or 18%, from the second quarter of 2023, but was down
$0.2 million, or 4%, from last year’s third quarter on the strength of insurance revenues offset by deposit service charges and other income decreases.

The change in deposit service charges since last year’s third quarter was largely due to the Bank’s implementation of reduced overdraft and non-sufficient funds (NSF) fees during the fourth quarter of 2022.

The increase in insurance service and fee revenue from the sequential second quarter reflects seasonally higher commercial lines insurance commissions and profit-sharing revenue.  The increase from the prior year was primarily due to increased personal lines commissions resulting from higher premiums.

Other income decreased $0.3 million from last year’s third quarter primarily due to a $0.2 million final payment received in connection with a historic tax credit investment during the third quarter of 2022.

Non-Interest Expense
($ in thousands)
	3Q 2023	2Q 2023	3Q 2022

Salaries and employee benefits	$8,735	$8,649	$10,450
Occupancy	1,109	1,145	1,118
Advertising and public relations	348	407	417
Professional services	869	808	839
Technology and communications	1,517	1,542	1,339
Amortization of intangibles	100	100	100
FDIC insurance	350	350	255
Other expenses	1,379	1,171	1,273
Total non-interest expenses	$14,407	$14,172	$15,791

Total non-interest expense increased $0.2 million, or 2%, from the second quarter of 2023, but was down $1.4 million, or 9%, from last year’s third quarter.

Salaries and employee benefits were down $1.7 million, or 16%, from last year’s comparative period, largely due to lower incentive accruals of $1.3 million and reduced staff expenses through consolidation of branches and back-office operations. These decreases were partially offset by merit increases and strategic hires. When compared with the second quarter, salaries and employee benefits were relatively flat due to cost management efforts.

Technology and communications increased $0.2 million from last year’s third quarter primarily due to higher software costs.

Evans Bancorp Reports Net Income of $3.6 Million in Third Quarter 2023

October  26, 2023

The Company’s GAAP efficiency ratio, or noninterest expenses divided by the sum of net interest income and noninterest income, was 72.7% in the third quarter of 2023, 69.5% in the second quarter of 2023, and 63.3% in the third quarter of 2022.

Income tax expense was $1.3 million, for an effective tax rate of 26.2%, in the third quarter of 2023 compared with 22.0% in the second quarter of 2023 and 25.2% in last year’s third quarter.

Balance Sheet Highlights

Total assets were $2.17 billion as of September 30, 2023, an increase of less than 1% since June 30, 2023, and were up 2% from $2.13 billion at September 30, 2022.  The change from last year’s third quarter was due to an increase in loan balances of $78 million, or 5%, partially offset by a reduction in investment securities of $40 million, or 11%.  The loan balance increase reflects higher commercial real estate loans of $88 million and residential mortgages of $7 million, partially offset by commercial and industrial loans which decreased $15 million.

Investment securities were $337 million at September 30, 2023, $17 million lower than the end of the second quarter of 2023 and $40 million lower than the end of last year’s third quarter.  The decrease reflects changes in unrealized gains and losses on investment securities and maturities within the available-for-sale investment portfolio.  The primary objectives of the Company’s investment portfolio are to provide liquidity, secure municipal deposits, and maximize income while preserving the safety of principal.

Total deposits of $1.81 billion increased $19 million, or 1%, from June 30, 2023, but decreased $68 million, or 4%, from the end of last year’s third quarter.  The change from last year’s third quarter reflected deposit decreases in consumer savings of $158 million, demand deposits of $112 million, commercial savings of $60 million, and brokered deposits of $6 million.  Offsetting those decreases were higher consumer time deposits of $204 million, NOW deposits of $61 million and municipal savings of $3 million.

While the Company has not experienced a significant outflow of deposits, in the event of such occurrences, it has access to alternate sources of funding to meet withdrawal demands.  As of September 30, 2023, Evans had $19 million in overnight borrowings at the FHLB.  Given the current collateral available at FHLB, advances up to $312 million can be drawn on the FHLB via the Company’s overnight line of credit.  Additionally, Evans has the ability to borrow from the Federal Reserve and participates in the Bank Term Funding Program.  At September 30, 2023, Evans had $126 million in short-term borrowings with the Federal Reserve and $35.1 million in additional availability to borrow against collateral.

Capital Management

The Company has consistently maintained regulatory capital ratios measurably above the Federal “well capitalized” standard, including a Tier 1 leverage ratio of 9.40% at September 30, 2023 compared with 9.43% at June 30, 2023 and 9.00% at September 30, 2022.

Book value per share was $27.52 at September 30, 2023 compared with $29.12 at June 30, 2023 and $27.20 at September 30, 2022.  Reflected in the book value changes are the Federal Reserve’s aggressive interest rate hikes that have resulted in significant unrealized losses on investment securities, which reduced book value per share at September 30, 2023 by $1.61 when compared with the linked quarter.  Such unrealized gains and losses are due to changes in interest rates and represent the difference, net of applicable income tax effect, between the estimated fair value and amortized cost of investment securities classified as available-for-sale.

Tangible book value per share was $25.04 at September 30, 2023 compared with $26.61 at June 30, 2023 and $24.65 at September 30, 2022.

In October 2023, the Company paid a semi-annual cash dividend of $0.66 per common share.  Cash dividends totaled $1.32 per common share during 2023, up 5% over 2022.

Evans Bancorp Reports Net Income of $3.6 Million in Third Quarter 2023

October  26, 2023

Webcast and Conference Call

The Company will host a conference call and webcast on Thursday, October 26, 2023 at 4:45 p.m. ET. Management will review the financial and operating results for the third quarter of 2023, as well as the Company’s strategy and outlook.  A question and answer session will follow.

The conference call can be accessed by calling (201) 689-8471.  Alternatively, the webcast can be monitored at www.evansbancorp.com.

A telephonic replay will be available from 8:00 p.m. ET on the day of the teleconference until Thursday,
November 9, 2023.  To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13741201, or access the webcast replay at www.evansbancorp.com , where a transcript will be posted once available.

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $2.2 billion in assets and $1.8 billion in deposits at September 30, 2023.  Evans is a full-service community bank with 18 branches providing comprehensive financial services to consumer, business and municipal customers throughout Western New York.  Evans Insurance Agency, a wholly owned subsidiary, provides life insurance, employee benefits, and property and casualty insurance through eight offices in the Western New York region.  Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement:  This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings.  These statements are not historical facts or guarantees of future performance, events or results.  There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include the impacts from COVID-19, competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies.  These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made.  Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
John B. Connerton Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski/Craig Mychajluk Kei Advisors LLC
(716) 926-2000 jconnerton@evansbank.com	(716) 843-3908 dpawlowski@keiadvisors.com
Media Contact:	cmychajluk@keiadvisors.com
Kathleen Rizzo Young Group VP/Public & Community Relations Director 716-343-5562 krizzoyoung@evansbank.com

Evans Bancorp Reports Net Income of $3.6 Million in Third Quarter 2023

October  26, 2023

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(in thousands, except shares and per share data)

	9/30/2023	6/30/2023	3/31/2023	12/31/2022	9/30/2022
ASSETS
Interest-bearing deposits at banks	$7,468	$10,334	$3,832	$6,258	$6,813
Securities AFS	334,460	351,595	365,929	364,326	369,141
Securities HTM	2,170	2,241	3,707	6,949	7,572
Loans	1,704,400	1,670,753	1,658,576	1,672,369	1,626,457
Allowance for credit losses	(21,846)	(21,368)	(21,523)	(19,438)	(18,630)
Goodwill and intangible assets	13,629	13,729	13,829	13,929	14,029
All other assets	134,462	127,679	123,920	134,117	124,323
Total assets	$2,174,743	$2,154,963	$2,148,270	$2,178,510	$2,129,705

LIABILITIES AND STOCKHOLDERS'
EQUITY
Demand deposits	$447,306	$442,195	$483,958	$493,710	$558,805
NOW deposits	324,219	303,159	268,283	273,359	263,648
Savings deposits	698,653	726,687	807,532	801,943	913,383
Time deposits	335,228	314,574	290,141	202,667	137,910
Total deposits	1,805,406	1,786,615	1,849,914	1,771,679	1,873,746
Securities sold under agreement to repurchase	13,447	19,185	9,264	7,147	9,812
Subordinated debt	31,152	31,126	31,101	31,075	31,050
Other borrowings	151,252	140,386	79,637	193,001	42,594
Other liabilities	22,551	18,167	20,103	21,615	22,652
Total stockholders' equity	$150,935	$159,484	$158,251	$153,993	$149,850

SHARES AND CAPITAL RATIOS
Common shares outstanding	5,483,591	5,477,505	5,462,763	5,437,048	5,509,917
Book value per share	$27.52	$29.12	$28.97	$28.32	$27.20
Tangible book value per share	$25.04	$26.61	$26.44	$25.76	$24.65
Tier 1 leverage ratio	9.40%	9.43%	9.13%	9.13%	9.00%
Tier 1 risk-based capital ratio	12.04%	12.73%	12.55%	12.29%	12.40%
Total risk-based capital ratio	13.29%	13.98%	13.80%	13.48%	13.57%

ASSET QUALITY DATA
Total non-performing loans	$27,311	$27,789	$24,084	$24,728	$25,961
Total net loan charge-offs (recoveries)	35	35	(4)	115	1,518
Other real estate owned (OREO)	$-	$-	$-	$-	$1,162

Non-performing loans/Total loans	1.60%	1.66%	1.45%	1.48%	1.60%
Net loan charge-offs (recoveries)/Average loans	0.01%	0.01%	-%	0.03%	0.38%
Allowance for credit losses/Total loans	1.28%	1.28%	1.30%	1.16%	1.15%

Evans Bancorp Reports Net Income of $3.6 Million in Third Quarter 2023

October  26, 2023

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share data)

	2023	2023	2023	2022	2022
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Interest income	$24,292	$23,988	$23,365	$22,381	$20,487
Interest expense	10,036	8,307	6,040	3,167	1,299
Net interest income	14,256	15,681	17,325	19,214	19,188
Provision for credit losses	506	(116)	(654)	923	1,328
Net interest income after provision for credit losses	13,750	15,797	17,979	18,291	17,860

Deposit service charges	665	645	613	684	782
Insurance service and fee revenue	3,498	2,720	2,429	2,204	3,383
Bank-owned life insurance	239	238	224	221	161
Interchange fee income	516	528	493	507	532
Other income	638	570	354	845	909
Total non-interest income	5,556	4,701	4,113	4,461	5,767

Salaries and employee benefits	8,735	8,649	9,413	9,498	10,450
Occupancy	1,109	1,145	1,173	1,190	1,118
Advertising and public relations	348	407	156	125	417
Professional services	869	808	883	871	839
Technology and communications	1,517	1,542	1,356	1,437	1,339
Amortization of intangibles	100	100	100	100	100
FDIC insurance	350	350	350	250	255
Other expenses	1,379	1,171	1,071	1,429	1,273
Total non-interest expenses	14,407	14,172	14,502	14,900	15,791

Income before income taxes	4,899	6,326	7,590	7,852	7,836
Income tax provision	1,281	1,394	1,790	1,809	1,972
Net income	3,618	4,932	5,800	6,043	5,864

PER SHARE DATA
Net income per common share-diluted	$0.66	$0.90	$1.06	$1.10	$1.06
Cash dividends per common share	$0.66	$-	$0.66	$-	$0.64
Weighted average number of diluted shares	5,490,600	5,474,462	5,475,790	5,500,810	5,546,764

PERFORMANCE RATIOS
Return on average total assets	0.67%	0.91%	1.07%	1.12%	1.08%
Return on average stockholders' equity	9.06%	12.25%	14.97%	16.07%	14.15%
Return on average tangible common stockholders' equity*	9.90%	13.39%	16.44%	17.72%	15.46%
Efficiency ratio	72.72%	69.53%	67.65%	62.94%	63.28%
Efficiency ratio (Non-GAAP)**	72.21%	69.04%	67.18%	62.51%	62.88%

* The calculation of the average tangible common stockholders' equity ratio excludes goodwill and intangible assets from average stockholders equity.

** The calculation of the non-GAAP efficiency ratio excludes amortization of intangibles, gains and losses from investment securities, merger-related expenses and the impact of historic tax credit transactions.

Evans Bancorp Reports Net Income of $3.6 Million in Third Quarter 2023

October  26, 2023

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES (UNAUDITED)
(in thousands)
	2023	2023	2023	2022	2022
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
AVERAGE BALANCES

Loans, net	$1,658,132	$1,646,502	$1,641,162	$1,627,028	$1,597,382
Investment securities	355,870	373,922	382,329	382,125	406,703
Interest-bearing deposits at banks	9,883	7,235	9,824	10,416	42,788
Total interest-earning assets	2,023,885	2,027,659	2,033,315	2,019,569	2,046,873
Non interest-earning assets	135,896	129,793	133,936	135,035	122,321
Total Assets	$2,159,781	$2,157,452	$2,167,251	$2,154,604	$2,169,194

NOW	311,624	281,910	260,242	265,313	269,359
Savings	708,724	776,020	796,793	874,816	964,051
Time deposits	325,667	304,575	257,733	174,362	132,319
Total interest-bearing deposits	1,346,015	1,362,505	1,314,768	1,314,491	1,365,729
Borrowings	192,277	163,338	173,053	151,259	65,990
Total interest-bearing liabilities	1,538,292	1,525,843	1,487,821	1,465,750	1,431,719

Demand deposits	441,149	451,990	503,945	518,666	549,625
Other non-interest bearing liabilities	20,529	18,532	20,487	19,798	22,073
Stockholders' equity	159,811	161,087	154,998	150,390	165,777

Total Liabilities and Equity	$2,159,781	$2,157,452	$2,167,251	$2,154,604	$2,169,194

Average tangible common stockholders' equity*	146,122	147,299	141,111	136,406	151,690

YIELD/RATE

Loans, net	5.25%	5.26%	5.16%	4.88%	4.47%
Investment securities	2.48%	2.47%	2.53%	2.36%	2.23%
Interest-bearing deposits at banks	5.29%	4.45%	3.97%	3.16%	2.01%
Total interest-earning assets	4.76%	4.75%	4.66%	4.40%	3.97%

NOW	1.79%	1.24%	0.75%	0.36%	0.10%
Savings	1.85%	1.58%	0.95%	0.33%	0.19%
Time deposits	3.45%	3.10%	2.63%	1.61%	0.64%
Total interest-bearing deposits	2.22%	1.85%	1.24%	0.51%	0.22%
Borrowings	5.14%	4.98%	4.74%	3.88%	3.27%
Total interest-bearing liabilities	2.59%	2.18%	1.65%	0.86%	0.36%

Interest rate spread	2.17%	2.57%	3.01%	3.54%	3.61%
Contribution of interest-free funds	0.62%	0.53%	0.45%	0.23%	0.11%
Net interest margin	2.79%	3.10%	3.46%	3.77%	3.72%
* Average tangible common stockholders' equity excludes goodwill and intangible assets from average stockholders equity.